EXHIBIT 99.1

Contact:

Insignia Systems, Inc.

John Gonsior, CFO

(763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2014 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

Overview

•                  2014 total net sales were $26.3 million, a decrease of 5.2% from $27.8 million in 2013.

•                  Q4 2014 total net sales decreased 12.6% to $6.0 million from $6.9 million in Q4 2013.

•                  2014 operating income was $467,000 compared to operating income of $2.4 million in 2013.

•                  Q4 2014 operating loss was ($650,000), compared to operating income of $708,000 in Q4 2013.

•                  2014 net income was $211,000, or $0.02 per basic and diluted share, compared to $1.4 million, or $0.10 per basic and diluted share, in 2013.

•                  Q4 2014 net loss was ($398,000), or ($0.03) per basic and diluted share, compared to net income of $441,000, or $0.03 per basic and diluted share, in Q4 2013.

MINNEAPOLIS, MN — February 25, 2015 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the fourth quarter (“Q4”) and full year ended December 31, 2014, as compared to the fourth quarter and full year ended December 31, 2013.

Insignia’s President and CEO Glen Dall commented, “As we indicated in our December press release, we are disappointed in our fourth quarter 2014 results which were impacted by spending reductions at consumer packaged goods companies; specifically two of our larger CPG customers. As a result of this, and given the investment in 2014 to launch The Like MachineTM, our first new product in many years, annual results were impacted as well. A restructuring plan that was implemented in December 2014 was done with the intent of improving results moving forward.

“As we begin 2015, we have the right team in place to capitalize on the opportunities that exist in the market. Our market test for The Like Machine continues, and the product concept has generated considerable interest from many of our customers. Our retail products sales team continues to incrementally grow revenue year-on-year from our legacy products business.”

Mr. Dall concluded, “Given the improvements in our sales, marketing and retail teams in 2014, we remain committed on delivering a successful 2015 by improving our value proposition to a larger customer base through expanded offerings targeted at addressing their needs.”

Q4 2014 Results

Q4 2014 total net sales decreased 12.6% to $6,038,000 from $6,906,000 in Q4 2013, due mainly to decreases in our POPS sales.

Gross profit in Q4 2014 decreased to $2,487,000, or 41.2% of total net sales, from $3,349,000, or 48.5% of total net sales, in Q4 2013. As our gross profit margin is highly dependent on our sales volume, the decrease in gross profit margin was mainly the result of the decrease in POPS sales as well as program mix.

Selling expenses in Q4 2014 were $1,662,000, or 27.5% of total net sales, as compared to $1,367,000, or 19.8% of total net sales, in Q4 2013, due primarily to increased personnel, travel costs, as well as costs associated with the launch of The Like Machine.

Marketing expenses in Q4 2014 were $549,000, or 9.1% of total net sales, as compared to $207,000, or 3.0% of total net sales, in Q4 2013, due primarily to increased personnel costs and market re-positioning efforts, as well as costs associated with the launch of The Like Machine.

General and administrative expenses decreased to $926,000, or 15.3% of total net sales, from $1,067,000, or 15.5% of total net sales, in Q4 2013. This decrease was primarily the result of a decrease in personnel and personnel-related costs.

The operating loss for Q4 2014 was ($650,000), compared to an operating income of $708,000 in Q4 2013.

The income tax benefit for Q4 2014 was 37.1% of pretax loss, or ($235,000), compared to income tax expense of 38.4% of pretax income, or $275,000, in Q4 2013. Our effective tax rates typically fluctuate between periods primarily due to the impact of discrete tax items during the quarter.

The net loss for Q4 2014 was ($398,000), or ($0.03) per basic and diluted share, compared to a net income of $441,000, or $0.03 per basic and diluted share, in Q4 2013.

Insignia’s CFO John Gonsior stated, “As of December 31, 2014, we have $16.9 million of cash, cash equivalents and debt security investments, which is down from cash and cash equivalents of $21.8 million as of December 31, 2013 primarily due to $2.5 million of repurchases of the Company’s shares, as well as an increase in accounts receivable of $3.2 million. As of the date of this release, total cash, cash equivalents and debt security investments has increased to approximately $18.5 million.”

“As announced in December 2014, we implemented a small restructuring plan in Q4 2014 aimed at improving results moving forward. This restructuring plan resulted in a charge to Q4 2014 of approximately $130,000, consisting mainly of vacated lease space. Approximately $76,000 of this charge went to cost of sales, with the remaining $54,000 charged to operating expenses.”

Mr. Gonsior concluded, “Current bookings for Q1 2015 are approximately $6.0 million, compared to $5.9 million for Q1 2014.  Our backlog for all programs running in the next 12 months increased approximately 14% to $13.1 million, from $11.4 million at the same time a year ago.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through December 3, 2015. During Q4 2014, the Company purchased approximately 185,000 shares at an average price of $3.01.

Conference Call

Insignia’s management team will host a conference call today at 5:00 pm ET / 4:00 pm CT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 689-8029 or toll-free (877) 407-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs, and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase.  Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 2,000 mass merchants and 8,000 dollar stores.  With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé, and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase.  For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company’s management team, regarding, for instance: current expectations as to future financial performance; our ability to achieve revenue growth, cost improvements and profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued stability of our business relationship with News America; our ability to develop and successfully implement new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of the Company’s relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2015; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENT OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$6,038,000	$6,906,000	$26,305,000	$27,755,000
Cost of sales	3,551,000	3,557,000	14,523,000	15,009,000
Gross profit	2,487,000	3,349,000	11,782,000	12,746,000
Operating expenses:
Selling	1,662,000	1,367,000	5,822,000	5,505,000
Marketing	549,000	207,000	1,527,000	856,000
General and administrative	926,000	1,067,000	3,966,000	3,988,000

Operating income (loss)	(650,000)	708,000	467,000	2,397,000
Other income, net	17,000	8,000	42,000	28,000

Income (loss) before taxes	(633,000)	716,000	509,000	2,425,000
Income tax expense (benefit)	(235,000)	275,000	298,000	1,046,000

Net income (loss)	(398,000)	441,000	211,000	1,379,000

Other comprehensive loss, net of tax	(7,000)	—	(11,000)	—

Comprehensive income (loss)	$(405,000)	$441,000	$200,000	$1,379,000

Net income (loss) per share:
Basic	$(0.03)	$0.03	$0.02	$0.10
Diluted	$(0.03)	$0.03	$0.02	$0.10

SELECTED BALANCE SHEET DATA

(Unaudited)

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$7,237,000	$21,763,000
Investments	9,698,000	—
Working capital	20,744,000	22,203,000
Total assets	30,527,000	31,572,000
Total liabilities	5,968,000	5,402,000
Shareholders’ equity	24,559,000	26,170,000

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